EXHIBIT I

CONSENT OF STIKEMAN ELLIOTT LLP

CONSENT

We hereby consent to the use of our name in the first and second paragraphs under the heading “Legal Opinions” in the prospectus supplement dated February 20, 2014 to the prospectus dated January 31, 2012 issued pursuant to registration statement no. 333-178626 of Canada.

/s/ Stikeman Elliott LLP
Stikeman Elliott LLP

February 26, 2014